EXHIBIT 99.1

FOR IMMEDIATE RELEASE
September 7, 2017

Investor Contact: Martie Edmunds Zakas
Sr. Vice President – Strategy, Corporate Development & Communications
770-206-4237
HUmzakas@muellerwp.comUH

Mueller Water Products Announces Strategic Reorganization and Restructuring to Drive Innovation, Accelerate Growth and Reduce Costs
Projected Annual Cost Savings of Approximately $7 million from Restructuring
Changes to Leadership Team Announced

Mueller Water Products, Inc. (NYSE: MWA) today announced its strategic reorganization plan designed to accelerate its product innovation and revenue growth. The plan re-configures the Company’s divisional structure around products, with five business teams that have line and cross-functional responsibility for managing distinct product portfolios. Under the new organizational structure, engineering, operations, sales & marketing and other functions will be centralized to better align with business needs and generate greater efficiencies.
As a result of the restructuring and reorganization, the Company expects cost reductions of approximately $7 million annually, which includes headcount reduction and lower professional fees and other expenses, and takes into account the hiring and alignment of new administrative talent. The Company will begin to implement the restructuring immediately, and the reorganization is expected to be in place by October 1st. The Company will continue to report its financial performance based on two reportable segments – Infrastructure (previously identified as Mueller Co.) and Technologies (previously reported as Mueller Technologies). The components of these two segments have not changed.
“By restructuring the organization around value streams, we intend to increase our customer focus, accelerate product innovation and become more efficient,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products. “We strongly believe that de-layering the organization with a new emphasis on product lifecycle management and profitability will streamline decision-making and promote collaboration throughout the organization. With an even greater focus on our customers, we will be well positioned to improve execution, obtain greater efficiencies and achieve our planned business results.”
Key steps planned by the Company include:

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Reducing the Company’s salaried and management workforce through an expected permanent elimination of approximately 35 full-time positions between now and the end of December.  The Company expects to incur about $11 million in restructuring charges associated with the reorganization, which will include a charge in the current quarter. The Company will provide additional information regarding the current quarter charge once it becomes available.

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Appointing four new general managers as part of the formation of five value stream teams focused on driving profitability and growth in the Company’s businesses.  Dave Woollums will lead the team responsible for Hydrants and Iron Gate Valves; Nick Peyton will lead the team responsible for Specialty Valves; Chad Mize will lead the Brass, Gas and Repair products team; and John DeYarman will lead the team responsible for the Metrology business.  Marc Bracken will continue as General Manager of Echologics.  The value stream general managers will report into Keith Belknap, who will lead Business Development.

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Centralizing key functions in Atlanta to better align with business needs and generate greater efficiencies. Traditional corporate functions such as HR, Legal, Compliance, Finance and Accounting will be located in Atlanta as well as leadership for Engineering, IT, Operations and EHS. As part of the new structure, Greg Rogowski will lead Sales & Marketing for all of Mueller Water Products.

Additionally, Evan Hart, Senior Vice President and Chief Financial Officer, will retire as of December 31, 2017. Commenting on Mr. Hart’s retirement, Mr. Hall said, "No one has been more involved in shaping the strong financial position of Mueller Water Products than Evan Hart. We are extremely grateful to Evan for his significant contributions over the last decade." Marietta Edmunds Zakas, who currently serves as Senior Vice President, Strategy, Corporate Development, HR and Communications, will take over as the Company's CFO immediately following Mr. Hart’s retirement.
Scott Hall added, “I am excited about the new organizational changes and importantly the team that will be in place. They all possess a broad knowledge of our business, industry and customers and are committed to delivering superior customer service. Their leadership, capabilities and enthusiasm for our business will all help to drive our future success.”
About Mueller Water Products
Mueller Water Products, Inc. is a pure play water products company and a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America.  Our broad product and service portfolio includes engineered valves, fire hydrants, metering products and systems, leak detection and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. For more information about Mueller Water Products, visit www.muellerwaterproducts.com.

Forward-Looking Statements

This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities that may occur in the future are forward-looking statements. The words “projected,” “designed,” “will,” “expects,” “intend,” and other similar expressions identify forward-looking statements. Examples of such forward-looking statements include, but are not limited to, statements we make regarding the expected benefits of the restructuring, the timing and elements of the restructuring, the expected annual cost reduction, the anticipated reduction in the number of full-time employees, the hiring and alignment of new administrative talent, our ability to achieve greater efficiencies as a result of the restructuring and our expected restructuring charge in the current quarter. Forward-looking statements are based on certain assumptions and assessments made by us in light of our experience, historical trends, current conditions and expected future developments. Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including the failure to realize the cost savings and efficiencies from the restructuring within the time period currently expected (or at all), the failure to streamline decision-making and promote collaboration throughout our organization as anticipated, negative impacts on our organization and/or relationships with customers resulting from the restructuring (including the reduction in the number of full-time employees), our inability to hire and retain new talent as necessary, unexpected restructuring charges, diversion of management’s attention from our ongoing business operations and opportunities and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of our most recently filed Annual Report on Form 10-K. Undue reliance should not be placed on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements, except as required by law.

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